Exhibit 99.1

For Immediate Release

June 24, 2002

MATTSON AND DNS SETTLE LAWSUIT

Mattson Technology Inc. and Dainippon Screen Manufacturing Co., Ltd. (DNS) jointly announced today they have amicably resolved their legal disputes with a comprehensive, global settlement which includes termination of all outstanding litigation between the companies and cross licenses of patents related to certain aspects of wet immersion processing systems. The settlement agreement calls for DNS to pay $40 million to Mattson for past damages, including partial reimbursement of legal fees, related to sales of certain wet processing products in the United States.

The legal dispute was over patent infringement claims made against DNS by CFM Technologies, which was acquired by Mattson in January 2001. With this agreement, both parties have settled all past and present claims against one another and agreed to refrain from any further legal action against each other in regards to these patents and their related technologies. Mattson is also releasing all DNS customers from any claims of infringement relating to their purchase and future use of DNS wet processing equipment.

According to the agreement, DNS and Mattson will cross license certain technologies pertaining to automated batch immersion wet processing systems. The parties have agreed to pay royalties to each other based upon future sales of products utilizing the cross-licensed technologies.

According to David Dutton, Mattson’s CEO “Mattson is pleased that this legal matter has finally been resolved. Now we can turn our full attention to activities that will drive improvements in our market position and customer satisfaction.”

For further information, please contact:

H. Wada	Lauren Vu
Public Relations Dept.	Public Relations Manager (we don’t have a PR department)
Dainippon Screen Manufacturing Co., Ltd.	Mattson Technology, Inc.
Tel.: +(81) 75 414 7131	Tel.: 510-492-6518
company@screen.co.jp	lauren.vu@mattson.com